Exhibit 10.2

LICENSE AGREEMENT

This LICENSE AGREEMENT (“Agreement”) is entered into this 10th day of September, 2002, by and between Webzen Inc, a corporation duly organized and existing under the laws of Republic of Korea (“Korea”) and having its principle office at 6F, Daelim Acrotel, 467-6, Dogok-Dong, Kangnam-Gu, Seoul, Korea (“WEBZEN” or “Licensor”), and JVC, existing under the laws of the Hong Kong Special Administrative Region (“Hong Kong”) of People’s Republic of China (“China”) and having its principle office at 22nd Floor, Hang Lung Center, 2-20 Paterson Street, Causeway Bay, Hong Kong (“JVC” or “Licensee”)(individually referred to as a “Party” and collectively referred to as the “Parties”).

WITNESSETH

WHEREAS, WEBZEN has developed and currently markets certain 3D online game under the name “MU” (“Software”);

WHEREAS, JVC is a corporation duly organized according to the joint venture agreement (the “JVA”) entered into by and between WEBZEN and GAMENOW.NET Limited.(“GAMENOW”), a corporation duly organized and existing under the laws of Hong Kong and having its principle office at 22nd Floor, Hang Lung Centre, 2-20 Paterson Street, Causeway Bay, Hong Kong. Therefore, JVC is a corporation partially owned by WEBZEN and as a joint venture corporation pursuant to the JVC engages in sales, distribution and online game operation of the Software (as defined below); and

WHEREAS, WEBZEN wishes to license to JVC and JVC wishes to license from WEBZEN the Software, for the effective term in accordance with the terms and conditions of this Agreement.

WHEREAS, the parties agree that JVC will form a wholly owned subsidiary in China (the “Subsidiary”), which will sublicense the Software from JVC.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties hereby agree as follows:

1.	Definitions

1.1	“Confidential Information” shall have the meaning ascribed in clause 11.

1.2	“Deliverable” shall mean such deliverable, including Documentation (as defined below), as is required to be delivered to Licensee by Licensor in relation to the Software in executable version.

1.3	“Effective Date” shall mean the date this Agreement is entered into by and between the Parties, through authorized signing hereof.

1.4	“Derivative Works” shall mean: (i) for material subject to copyright, registered or unregistered design protection, any work which is based on one or more pre-existing works of the Software, such as revision, modification, improvement, upgrades, translation, abridgment, condensation, expansion, collection, compilation or any other form in which such pre-existing works may be recast, transformed or adapted; and (ii) for material subject to trade secret protection, any new material, information or data relating to and derived from the Software, including new material which may be protected by copyright, patent or other proprietary right, and, with respect to each of the above, the preparation and/or use of which, in the absence of this Agreement or other authorization from the owner, would constitute infringement under applicable law. Derivative Works shall include all Localized Versions (as defined below).

1.5	”Documentation” shall mean guides, instruction manuals and other documents, whether in written or machine-readable form updated and issued by Licensor from time to time for Licensee’s use of the Software.

1.6	”Intellectual Property Right” shall mean all intellectual property rights worldwide arising under statutory or common law, and whether or not perfected, including without limitation all: (i) patents, patent applications and patent rights; (ii) rights associated with works of authorship including copyrights, copyright applications, copyright registrations, mask work rights, mask work applications, mask work registrations; (iii) rights relating to the protection of trade secrets and confidential information; (iv) any right analogous to those set forth in this clause 1.6 and any other proprietary rights relating to intangible property; and (v) divisions, continuations, renewals, re-issues and extensions of the foregoing (as and to the extent possible) now existing, hereafter filed, issued or acquired.

1.7	”Localized Versions” shall have the meaning ascribed in clause 2.1.

1.8	”Software” shall mean the “MU” and all its upgrade versions(in executable version only), the commercial 3D online game, including all programs, algorithms, techniques, processes, methods, know-how and other information comprised therein and the Documentation and Intellectual Property Rights attendant thereto. Software shall also mean and include all the information and Derivative Works which is necessary in order for JVC or its permitted sub-licensees to meaningfully exercise their licensing rights granted hereunder

1.9	“Territory” shall mean China

2.	Grant of License

2.1	Subject to the terms and conditions contained herein, Licensor hereby grants JVC as the Licensee of an exclusive and non-transferable license, for JVC to use Software for the following purposes:

(a)	to translate into and generate localized versions of the Software (“Localized Versions”) for marketing, distribution and operation within the Territory (but not including versions with English interface, subject further to clause 2.3);

(b)	to market, distribute and operate the Localized Versions within the Territory, which the computer servers for each of the Localized Versions shall be located;

(c)	to provide the online game operation to customers

(d)	to further develop, including generation of the Derivative Works, the Software and the Localized Versions; and

(e)	to support the customers located within the Territory.

2.2	Licensor hereby grants to JVC, as the Licensee, an exclusive and non-transferable license to use and modify the Documentation for the purposes stated in clause 2.1.

2.3	In connection with the license set forth in clause 2.1, the trademark owned by Licensor in relation to the Software shall not be hereby licensed to Licensee. It is expressly acknowledged, however, that Licensee may use any trademark, trade name or service mark in connection with marketing and operation of the Localized Versions under the terms of this Agreement.

2.4	Licensee shall not use the Software in any manner or for any purpose not expressly permitted under this Agreement, including but not limited to commercial or pecuniary use thereof, and Licensee shall not distribute, dispose of, disclose or otherwise transfer the Software, in whole or in part, in any medium, to any person or entity without Licensor’s express written consent.

2.5	Notwithstanding any of the provisions in this Agreement, the Licensee shall have the unconditional right to sublicense the licenses granted to it hereunder to the Subsidiary as its operating company only. Any other sublicense or transfer of license shall be only be with the prior written consent of Licensor.

3.	Delivery

Promptly upon execution of this Agreement, Licensor shall deliver the Deliverable and initial Documentation to Licensee, as soon as the considerations under clause 4 below have been satisfied.

4.	Consideration

4.1	License Conditions and Consideration of WEBZEN to JVC (under this Agreement)

(a)	Exclusive License, exclusive even against WEBZEN within the Territory.

(b)	Royalty rate is twenty percent (20%) of the sales revenue after tax of Subsidiary.

(c)	Sales revenue of Subsidiary shall meet the minimum guarantee amount (“Minimum Guarantee”) of at least US$ 2,800,000 after the first two(2) quarters of its commercial launch, and the Minimum Guarantee of each following quarter shall be US$1,400,000. If Subsidiary fails to meet seventy percent (70%) of such Minimum Guarantee in sales revenue, not because of the Licensor or any defect of the Software, in two consecutive quarters then the License granted herein, shall automatically become a non-exclusive license and the Licensor may simultaneously grant the License to any third party that it wishes.

(d)	If Subsidiary fails to meet the Minimum Guarantee, not because of the Licensor or any defect of the Software, for more than two (2) years, such failure shall be construed as a material breach and the Licensor may terminate the License in accordance with clause 12 herein.

(e)	The Revenue share rate of the sales revenue of the Subsidiary shall be paid to JVC and JVC shall paid to Licensor monthly, on the fifteenth (15th) day from the last day of each month through wire-transfer to the bank that Licensor designates for such payments.

(f)	In case of delay in payment, a penalty of 0.3% per day of the due amount shall be accrued and added to the due amount from the due date to the payment date. Such delay in payment shall not exceed thirty (30) days.

(g)	After the delay of payment for more than thirty (30) days, such delay shall constitute a breach of material term under the clause 12.2 below.

4.2	Any taxes including any withholding tax, if any, charges or other dues payable in connection with the payment of the royalty shall be borne by Licensee.

5.	Title and Ownership

Title to and ownership of the Software and all Intellectual Property Rights embodied or incorporated therein or any part thereof shall at all times remain with Licensor, subject only to the rights granted to Licensee and the Subsidiary under this Agreement.

6.	Derivative Works

Any Derivative Works created or invented based on the Software or any Intellectual Property Rights embodied or incorporated in such Derivative Works or any part thereof, shall be jointly owned by Licensor and Licensee.

7.	Training and Technical Assistance

7.1	Licensor shall permit Licensee’s suitably qualified employees to visit Licensor’s premises for the purpose of receiving training in the technique and process used by Licensor for the Software at no charge for two (2) months from the Effective Date, after such two (2) months period, the technical assistance fee as set by the Parties shall be charged. The first of such training shall take place as soon as practicable upon execution of this Agreement. Thereafter, training shall be provided by Licensor at the reasonable request of Licensee.

7.2	From time to time during the term of this Agreement, at the reasonable request of Licensee, Licensor shall provide technical services to Licensee to assist the latter in the use of the Software, by telephone or e-mail, in writing, or by any other means agreed between the Parties, or, if reasonably required, by a visit to Licensee’s premises.

7.3	In the event Licensee’s employees should visit Licensor’s premises under clause 7.1, Licensee shall bear the entire cost of, fringe benefits, traveling, accommodation and other expenses of its employees who so visit Licensor’s premises.

7.4	Any technical assistance provided by Licensor under clause 7.2 shall be subject to Licensee’s payment of reasonable man-hour charges incurred by Licensor in relation to the provision of such technical assistance, the amount of which shall be agreed to by the Parties in advance of each occurrence of technical assistance. Further, in the event Licensor’s employees shall visit Licensee’s premises under clause 7.2, Licensee shall: (i) reimburse Licensor the entire cost of traveling, accommodation and other reasonable expenses incurred by Licensor’s employees to the extent such expenses are necessary for provision of the technical assistance; and (ii) provide Licensor all necessary assistance to obtain any visa, work permit, or other approval required for entering into and working in the country of Licensee’s premises by Licensor’s employees.

7.5	In relation to the dispatch of its employees to the premises of the other Party under this clause 7, each Party shall:

(a)	ensure that its employees comply with all security, health and safety and other regulations which apply to or are in force at those premises; and

(b)	indemnify the other Party against any damage to the property of the other Party for any personal injury to any individual, which is caused by the negligent act or omission of any such employees at the other Party’s premises.

8.	Development and Other Services by Licensor

From time to time during the term of this Agreement, Licensee may request Licensor to implement and develop for Licensee or its permitted sublicense certain feature and/or functionality in relation to the Localized Versions and the licenses granted hereunder. In such event, Licensor shall perform the requested implementation and development subject to Licensee’s payment of reasonable expenses incurred by Licensor as shall be mutually agreed to. Any software, program, process, method, technique, material, information or data arising out of such implementation or development shall be deemed Derivative Works created or invented by Licensor as set forth in clause 6.

9.	Promotion

9.1	Licensor hereby grants to Licensee and the Subsidiary an exclusive and non-transferable right to use of the items, including Software provided under the License Agreement, graphics, music, characters, booklets and etc. provided by Licensor to Licensee for the promotion and advertisement of the Software (the “Promotion Items”) under the terms and conditions as follows:

(a)	Licensor shall provide and grant the right to use the Promotion Items, for promotion purposes only, to the extent it deems necessary to enable Licensee and eventually to the Subsidiary to promote and advertise the Software;

(b)	The grant of right to use shall be limited to the adoption and development of the Promotion Items solely for the purpose of promotion and advertisement of Software, including the development of posters, picture, booklets, theme music and character products etc.; and

(c)	Licensee and the Subsidiary shall take due care and exercise its best efforts in promotion of the Software and shall use the Promotion Items for promotion purposes only (the “Promotion Effort”) as well as to keep Licensor informed of all activities therein.

9.2	If and when the Promotion Items and the Promotion Efforts become products that could yield profits, the license for such Promotion Items and Promotion Efforts shall be separately agreed and granted with the prior written agreement, by and between Licensor and Licensee along with the Subsidiary, specifying the terms and conditions thereof including the term of license fee payment and profit sharing ratio.

10.	Warranty

10.1	Licensor warrants to Licensee that:

(a)	the Software has been originally developed by or for Licensor and Licensor is entitled to grant the licenses granted hereunder;

(b)	the Software will in all material respects comply with Licensor’s specifications made known to Licensee current at the date of provision to Licensee;

(c)	to the best of its knowledge, the Software does not infringe upon any third party’s Intellectual Property Rights and that it has not been notified of nor does it currently anticipate the possibility of such infringement;

(d)	Licensor is the owner of the Software and has the full and unfettered right to grant the licenses hereunder without the necessity of obtaining any approval, consent or permission of a third party, and the licenses granted hereunder are free of any encumbrances or third party right; and

(e)	the Localized Version shall be provided by Licensor in synchronous with that of the updated Korean Version. The time difference shall not be later than three(3) months.

10.2	Notwithstanding the foregoing, Licensor shall have no liability for consequences of any changes to the Software made otherwise than by Licensor, and Licensor shall have no obligation to correct, maintain or update any part of the Software which has been the subject of any such change.

11.	Indemnity

11.1	Licensor shall indemnify, hold harmless, and at Licensee’s request, defend Licensee and its directors, officers, employees, agents and independent contractors from and against any loss, damage, liability, cost and expenses (including court costs and reasonable fees of attorneys and other professionals) arising out of or resulting from any third party claim that the Software infringes upon Intellectual Property Rights of any third party; provided that Licensee shall: (i) promptly notify Licensor in writing of such claim or action and permit Licensor to answer the charges of infringement and defend such claim or action; and (ii) provide Licensor with information, assistance and authority, at Licensor’s expense, to enable Licensee to defend such claim or action; provided further that Licensor shall not settle such claim or action without the prior written consent of Licensee.

11.2	In the event of any unauthorized use of the Software within the Territory, Licensor shall either take commercially reasonable action with respect thereto promptly at Licensee’s request or alternatively Licensee may take any commercially reasonable action against the alleged violator with respect to the alleged unauthorized use.

12.	Confidentiality

12.1	Licensor and Licensee acknowledge that in the course of performing this Agreement, each of them will obtain information from the other Party that is confidential and proprietary in nature, including without limitation trade secrets, know-how, inventions, techniques, processes, programs, designs, software, documents and date (“Confidential Information”). Each Party shall at all times, both during the term and for two(2) years after termination of this Agreement, maintain in strict confidence all Confidential Information and not disclose such to any third party without prior written consent of the other Party.

12.2	The obligation of confidentiality under clause 11.1 shall not apply to Confidential Information if:

(a)	it was in the public domain at the time of disclosure by a Party;

(b)	it became known to the receiving Party from a source other than the disclosing Party without breach of this Agreement;

(c)	it was independently developed by the receiving Party; or

(d)	disclosure is required under applicable law, regulation or court decision or order or governmental request.

13.	Term and Termination

13.1	Term

This Agreement shall become effective as of the date of signing hereof and continue in full force and effect for five (5) years, unless terminated in accordance with the provisions of clause 12.2 below.

13.2	Termination

Each Party shall have the right to terminate this Agreement by giving a written notice to the other Party in the following circumstances:

(a)	a Party breaches any material term of this Agreement, other than by reason of Force Majeure and such breach is not cured within thirty (30) days of written notice thereof to the non-breaching Party;

(b)	a Party becomes bankrupt, is the subject of proceedings for liquidation or dissolution, ceases to carry on business, or becomes unable to pay its debts as they become due;

(c)	a majority ownership interest of the other Party has been sold, assigned or otherwise transferred to a third party which is in competition with the Party;

(d)	if the conditions or consequences of Force Majeure prevails for a period in excess of six (6) months with the result of major impairment to the performance by the other Party of its obligations hereunder, and the Parties have been unable to find an equitable solution thereof.

13.3	Consequences of Termination

(a)	Upon termination of this Agreement due to Licensee’s breach of any material term hereof, all licenses and other rights granted to Licensee shall automatically terminate and Licensor will be released from all obligations and liabilities occurring or arising after the date of such termination.

(b)	Upon termination of this Agreement due to Licensor’s breach of any material term hereof, all licenses and rights granted to Licensee shall survive such termination.

(c)	The provisions of clauses 5, 6, 9, 10, 11, 12.3, 13 and 14 shall survive any termination of this Agreement.

(d)	Termination of this Agreement for breach by a Party of any material term hereof shall be without prejudice to the non-breaching Party’s right to pursue all available remedies at law or in equity.

14.	Governing Law and Dispute Resolution

14.1	The validity, interpretation and performance of this Agreement, shall be governed by the laws of California State of United States of America, without reference to the conflicts of laws principles thereof.

14.2	Any dispute, which cannot be resolved by amicable consultation within reasonable time, shall be finally settled by arbitration to be conducted in accordance with the then effective Rules of Conciliation and Arbitration of the International Chamber of Commerce (“ICC”). The arbitration proceeding shall take place in Singapore and be conducted in the English language. The arbitral award shall be final and binding on the Parties and may be enforced by any court having competent jurisdiction over any of the Parties hereto. Notwithstanding the foregoing, any Party may seek from a court of law injunctive relief pending the rendition of the arbitral award.

15.	Miscellaneous Provisions

15.1	Force Majeure

Subject to the provisions of paragraph (d) of clause 12.2 and clause 4.1 neither Party shall be liable to the other Party for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by riot, civil commotion, war, hostilities between nations, law, governmental order or regulation, embargo, action by a government or nay agency thereof, Act of God, storm, fire, accident, strike, sabotage, explosion or other similar contingencies which are beyond the reasonable control of such Party.

15.2	Notices

All notices, consents, approvals or other formal communications required of the Parties hereto by this Agreement shall be in writing. All such communications shall be delivered by hand or by facsimile transmission or prepaid post, addressed to the other Party at the following address or at such other address as has been notified by a Party. Such communications shall be deemed to have been delivered at the time of delivery (if delivered by hand), at the time of transmission (if served by facsimile) or on the seventh business day after the date of posting (if served by prepaid post).

(a)	To WEBZEN

Address:	6F, Daelim Acrotel, 467-6, Dogok-Dong, Kangnam-
Gu, Seoul, Korea
Attention:	Yooshin Park
Fax:	82-2-2057-2568

(b)	To 9WEBZEN

Address:	30F CITIC SQUARE, No. 1168, Nan Jing Road(w)
Shanghai China
Attention:	Sun Tao
Facsimile:	86-21-52984222

15.3	Assignment

Neither this Agreement nor any right or obligation hereunder shall be assignable in whole or in part, except as provided in this Agreement, including but limited to Clause 2.5, whether by operation of law or otherwise, by either Party without the prior written consent of the other Party.

15.4	Modification and Amendment

No modification, change or amendment of this Agreement shall be binding upon the Parties hereto except by mutual express consent in writing of subsequent date signed by an authorized officer or representative of each of the Parties hereto.

15.5	Non-waiver

No waiver by any Party at any time of any breach of any of the terms and conditions of this Agreement shall be interpreted as any waiver of any other or subsequent breach, whether of the same or of any other terms and conditions of this Agreement.

15.6	Entire Agreement

All of the agreements and understandings between the Parties with reference to the subject matter of this Agreement are embodied herein, and this Agreement supersedes all prior agreements and understandings between them with reference to such subject matter.

15.7	Severability

If any provision hereof is found invalid or unenforceable under applicable laws, the remainder of this Agreement shall nevertheless remain valid and enforceable according to its terms.

15.8	Successors and Assigns

This Agreement shall be binding upon, and inure to the benefit of, each Party and its successors and assigns. Nothing contained in this Agreement, express or implied, shall be deemed to confer any right or remedy upon any Party against, or obligate any Party to, any person or entity other than the Parties.

15.9	Language and Counterparts

This Agreement has been executed in three (3) copies, both with equal force and effect, in the English language.

15.10	Effectiveness of License

After the execution of this Agreement by and Between the Licensor and JVC, this Agreement shall be effective by and between the Licensor and JVC.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives on the day and year first above written.

WEBZEN		9WEBZEN

By:	/S/ Eun-Suk Lee	By:	/S/ J. ZHU

Name:	Eun-Suk Lee	Name:	J. ZHU
Title:	CEO	Title:	CEO